UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2020

CHEMBIO DIAGNOSTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-30379	88-0425691
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 Wireless Blvd. Hauppauge, NY 11788
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:  (631) 924-1135

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	CEMI	The NASDAQ Stock Market LLC

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Executive Officer and Director

On January 9, 2020, we announced that John J. Sperzel III had notified the board of directors of his resignation as our Chief Executive Officer and President and one of our directors.

We entered into a Separation and Release Agreement with Mr. Sperzel as of January 7, 2020, which we refer to as the Separation Agreement, under which Mr. Sperzel’s resignation was deemed effective as of 5 p.m. (Eastern time) on January 3, 2020. The Separation Agreement provides for our payment to Mr. Sperzel of unpaid base salary and unreimbursed business expenses through his separation date, together with a severance payment of $1,000,000 payable over twelve months. In consideration for the severance payment, Mr. Sperzel agreed to: (a) release claims in favor of our company and our subsidiaries and affiliated companies; (b) consult with us on transition matters for ninety days; (c) comply with various restrictive covenants, including a perpetual nondisparagrement covenant, a perpetual confidentiality covenant, a covenant not to solicit our employees for two years, a covenant not to interfere with our customers and business partners for one year, and a covenant not to compete with our business activities for one year; and (d) assist us in connection with any litigation or other disputes. Under our existing employment agreement with Mr. Sperzel, upon our termination of Mr. Sperzel’s employment without defined “cause” (which termination would be deemed to occur if, among other things, we did not enter into a new employment agreement with him by March 13, 2020), Mr. Sperzel was entitled to receive severance benefits that included continued base salary for twelve months, a pro rata annual bonus (based on actual performance), continued payment of our monthly share of health insurance premiums for twelve months, and accelerated vesting of his outstanding equity awards (which consisted, as of the separation date, of 440,631 restricted shares of common stock and unvested options to acquire 8,333 shares of common stock, none of which will accelerate under the terms of the Separation Agreement).

The foregoing description of the Separation Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such agreement, which is included as Exhibit 10.1 to this report and is incorporated herein by reference.

Appointment of Interim Chief Executive Officer

On January 9, 2020, we also announced that we had appointed Gail S. Page, one of our directors, to serve as our Interim Chief Executive Officer until such time as we appoint Mr. Sperzel’s successor.

Ms. Page, age 64, has served as a member of the board of directors since July 2017. She currently serves as the Chair of the board’s Compensation Committee and a member of the board’s Audit Committee and Nominating and Corporate Governance Committee. Ms. Page has been a Venture Partner at Turret Capital Management, L.P., an international healthcare-focused investment management fund, since September 2018. She previously was:

•	Managing Partner and founder of Vineyard Investment Advisors, LLC, a firm assisting with new product and services development, from 2014 to November 2018

•	co-founder and director of Consortia Health Holdings LLC, a rehabilitation services provider focused on pelvic disorders, from 2013 to June 2018;

•	President, Chief Executive Officer and director of Vermillion, Inc. (NASDAQ:VRML), a developer and manufacturer of novel diagnostic blood tests, from 2006 to 2012;

•	Executive Vice President and Chief Operating Officer of Luminex Corporation, a developer of testing solutions for life science applications, from 2000 to 2003; and

•	Senior Vice President of Roche Biomedical Laboratories, Inc. / Laboratory Corporation of America, a healthcare diagnostic company, from 1988 to 2000.

Ms. Page received a Bachelor of Science degree in Medical Technology from the University of Florida and has completed the executive management program at the Kellogg School of Management at Northwestern University.

Item 7.01	Regulation FD Disclosure.

On January 9, 2020, we issued a press release entitled “Chembio Diagnostics Announces CEO Transition.” A copy of the press release is furnished as Exhibit 99.1 to this report. The information contained in this Item 7.01 and in the press release furnished as Exhibit 99.1 to this report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section or Section 11 or 12(a)(2) of the Securities Act of 1933. The information contained in this Item 7.01 and in the press release furnished as Exhibit 99.1 to this report shall not be incorporated by reference into any filing with the Securities and Exchange Commission made by us whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description
10.1†	Separation and Release Agreement, dated January 7, 2020, between Chembio Diagnostics, Inc. and John J. Sperzel III
99.1	Press release of Chembio Diagnostics, Inc. dated January 9, 2020

† Indicates management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

Chembio Diagnostics, Inc.

Dated: January 9, 2020	By:	/s/ Neil A. Goldman
Executive Vice President and Chief Financial Officer